Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-159107

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 11, 2009)

Calculation of the Registration Fee

	Maximum	Amount of
	Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)
8.70% Notes Due October 1, 2014	$988,050,000	$55,133.19

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

$1,000,000,000
Ford Motor Credit Company LLC

8.70% Notes due 2014

     The Notes will bear interest from September 23, 2009 at the rate of 8.70% per annum. Ford Credit will pay interest on the Notes semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2010.

     Investing in the Notes involves risks. See “Risk Factors” on page S-2 of this prospectus supplement and “Risk Factors” beginning on page 1 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	98.805%	$988,050,000
Underwriting discounts and commissions	1.500%	$15,000,000
Proceeds, before expenses, to Ford Credit	97.305%	$973,050,000

     Interest on the Notes will accrue from September 23, 2009 and must be paid by the purchasers if the Notes are delivered to the purchasers after that date. Ford Credit expects that delivery of the Notes will be made to investors on or about September 23, 2009.

BofA Merrill Lynch
Citi
J.P.Morgan
Morgan Stanley

Prospectus Supplement dated September 16, 2009

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. No one is authorized to provide you with different information.

     The Notes are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents.

S-i

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A — Risk Factors” and “Item 7 — Management’s Discussion of and Analysis of Financial Condition and Results of Operations — Risk Factors” of Ford Credit’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Annual Report on Form 10-K”) and Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each incorporated herein by reference.

We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

S-ii

RISK FACTORS

Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the risk factors discussions in Ford Credit’s 2008 Annual Report on Form 10-K and Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for risk factors regarding Ford and Ford Credit.

DESCRIPTION OF NOTES

This description of the terms of the Notes adds information to the description of the general terms and provisions of debt securities in the prospectus. If this summary differs in any way from the summary in the prospectus, you should rely on this summary. The Notes are part of the debt securities registered by Ford Credit in May 2009 to be issued on terms to be determined at the time of sale.

The Notes will initially be limited to $1,000,000,000 aggregate principal amount, will be unsecured obligations of Ford Credit and will mature on October 1, 2014. The Notes are not subject to redemption prior to maturity. The Notes will be issued in minimum denominations of $100,000 and will be issued in integral multiples of $1,000 for higher amounts.

Ford Credit may, from time to time, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any such additional notes will, together with the Notes, constitute a single series of notes under the Indenture. No additional Notes may be issued if an Event of Default has occurred with respect to the Notes.

The Notes will bear interest from September 23, 2009 at the rate of 8.70% per annum. Interest on the Notes will be payable on April 1 and October 1, of each year (each such day an “Interest Payment Date”), commencing April 1, 2010, to the persons in whose names the Notes were registered at the close of business on the 15th day preceding the Interest Payment Date, subject to certain exceptions.

Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Book-Entry, Delivery and Form

The Notes will be issued in the form of one or more fully registered Global Notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository notifies Ford Credit that it is unwilling or unable to continue as depository for the Global Notes and Ford Credit fails to appoint a successor depository within 90 days or unless otherwise determined, at Ford Credit’s option. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository.

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between participants of the Depository will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository’s Same-Day Funds Settlement System.

UNITED STATES TAXATION OF NON UNITED STATES PERSONS

Income and Withholding Tax

In the opinion of Shearman & Sterling LLP, special tax counsel to Ford Credit, and counsel for the underwriters, under United States federal tax laws as of the date of this Prospectus Supplement, and subject to the discussion of backup withholding below:

(i) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Credit entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Ford Credit through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner’s agent provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner’s agent provides an IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

(ii) a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

(iii) a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Credit entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

If a beneficial owner or holder of a Note is a non-United States partnership, the non-United States partnership will be required to provide an IRS Form W-8IMY, and unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest was earned by a United States person. In addition, if such holder is a non-United States corporation, it may be subject to a branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty) of its annual earnings and profits that are so effectively connected, subject to specific adjustments.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to certain payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and “backup withholding” (currently at a rate of 28%) will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by Ford Credit or a paying agent to a non-United States person on a Note if, in the case of interest, the IRS Form described in clause (y) or (z) in Paragraph (i) under “Income and Withholding Tax” has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in Paragraph (i) under “Income and Withholding Tax” and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a United States branch of a foreign bank or foreign insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

UNDERWRITING

Ford Credit is selling the Notes to the Underwriters named below under an Underwriting Agreement dated September 16, 2009 and related Pricing Agreement dated September 16, 2009. Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives of the Underwriters. The Underwriters and the amount of Notes each has agreed to severally purchase from Ford Credit are as follows:

Principal Amount
Underwriter	of Notes

Banc of America Securities LLC	$212,500,000
Citigroup Global Markets Inc.	212,500,000
J.P. Morgan Securities Inc.	212,500,000
Morgan Stanley & Co. Incorporated	212,500,000
Barclays Capital Inc.	25,000,000
BNP Paribas Securities Corp.	25,000,000
Credit Suisse Securities (USA) LLC	25,000,000
HSBC Securities (USA) Inc.	25,000,000
RBS Securities Inc.	25,000,000
UBS Securities LLC	25,000,000

Total	$1,000,000,000

Under the terms and conditions of the Underwriting Agreement and the related Pricing Agreement, if the Underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

The Underwriters have advised Ford Credit that they propose initially to offer all or part of the Notes directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 0.250% of the initial public offering price of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.500% of the initial public offering price of the Notes to certain other dealers. After the Notes are released for sale to the public, the offering price and other selling terms with respect to the Notes may from time to time be varied by the Underwriters.

The Notes are a new issue of securities with no established trading market. Ford Credit has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position with respect to the Notes. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

No Public Offering Outside the United States

No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to Ford Credit, in any jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area (EEA) which has implemented the EU prospectus directive, as defined below (each, a relevant member state), with effect from and including the date on which the prospectus directive is implemented in that relevant member state (the relevant implementation date) the Notes which are the subject of the offering contemplated in this prospectus supplement will not be offered to the public in that relevant member state prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the prospectus directive, except that, with effect from and including the relevant implementation date, an offer of such Notes may be made to the public in that relevant member state at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons per Member State, other than qualified investors as defined in the prospectus directive; or

(d)	in any other circumstances falling within Article 3(2) of the prospectus directive, provided that no such offer of Notes shall require Ford Credit or any Underwriter to publish a prospectus pursuant to Article 3 of the prospectus directive or supplement a prospectus pursuant to Article 16 of the prospectus directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the prospectus directive in that Member State and the expression prospectus directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

The Notes will only be offered (a) in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to the Notes in, from or otherwise involving the United Kingdom and (b) each Underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to Ford Credit. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (4) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (1) to (4) above) should not rely or act upon this communication.

Secondary Trading Prior to Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade those Notes on the date of pricing or the following business day should consult their own advisor.

All secondary trading in the Notes will settle in immediately available funds.

Ford Credit has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Ford Credit estimates that it will spend approximately $250,000 for printing, registration fees, rating agency and other expenses related to the offering of the Notes. The Underwriters have agreed to reimburse Ford Credit for certain expenses.

In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with Ford Credit, Ford and certain of their affiliates.

LEGAL OPINIONS

The legality of the Notes offered by Ford Credit hereby will be passed on for Ford Credit by Louis J. Ghilardi, Managing Counsel — Corporate of Ford, or other counsel satisfactory to the Underwriters. The Underwriters are being represented by Shearman & Sterling LLP, New York, New York. Mr. Ghilardi is a full-time employee of Ford, and owns and holds options to purchase shares of common stock of Ford. Shearman & Sterling LLP has in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Ford Credit’s 2008 Annual Report on Form 10-K have been so incorporated in reliance on the report thereon included therein of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

With respect to the unaudited financial information of Ford Credit for the three and six-month periods ended June 30, 2009 and 2008, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 5, 2009 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Ford Motor Credit Company LLC

Senior Debt Securities,
Subordinated Debt Securities and Warrants

This prospectus is part of a registration statement that Ford Credit filed with the SEC. Under this registration, Ford Credit may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	warrants to purchase debt securities; or

•	any combination of these securities.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investments in the securities involve certain risks. See “Risk Factors” beginning on page 1 of this prospectus.

You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading “Where You Can Find More Information”.

Our principal executive offices are located at:

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
313-322-3000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

The securities are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

RISK FACTORS

Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company LLC, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit’s periodic reports referred to in “Where You Can Find More Information,” below. For example, Ford Credit’s Annual Report on Form 10-K for the year ended December 31, 2008 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this Prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Ford Credit also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows Ford Credit to incorporate by reference the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the Securities has been completed.

•	Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2008, which is referred to hereafter as the 2008 10-K Report.

•	Quarterly Report of Ford Credit on Form 10-Q for the quarter ended March 31, 2009, which is referred to hereafter as the 2009 10-Q Report.

•	Current Reports of Ford Credit on Form 8-K filed in 2009 on January 5, January 29*, February 4, March 3, March 4, March 23, April 1, April 6, and May 1.

*	Other than information that has been furnished to, and not filed with, the SEC, which information is not incorporated into this prospectus.

These reports include information about Ford as well as information about Ford Credit.

You may request copies of these filings at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address:

Ford Motor Credit Company LLC
One American Road
Dearborn, MI 48126
Attn: Corporate Secretary
1-800-426-2888

INFORMATION CONCERNING FORD CREDIT

Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007 and is an indirect, wholly owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires.

Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. Our primary financing products fall into three categories:

•	Retail financing — purchasing retail installment sale contracts and retail lease contracts from dealers, and offering financing to commercial customers, primarily vehicle leasing companies and fleet purchasers, to lease or purchase vehicle fleets;

•	Wholesale financing — making loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing; and

•	Other financing — making loans to dealers for working capital, improvements to dealership facilities, and to purchase or finance dealership real estate.

We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, purchase certain receivables of Ford and its subsidiaries and provide insurance services related to our financing programs.

We earn our revenue primarily from:

•	Payments made under retail installment sale contracts and retail leases that we purchase;

•	Interest supplements and other support payments from Ford and affiliated companies on special-rate financing programs; and

•	Payments made under wholesale and other dealer loan financing programs.

We conduct our financing operations directly and through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We divide our business segments based on geographic regions: a North America segment and an International segment. The North America segment includes our operations in the United States and Canada. The International segment includes our operations in all other countries in which we do business directly and indirectly.

North America Segment

We do business in all states of the United States and all provinces in Canada. Our United States operations accounted for 65% and 62% of our total managed receivables at year-end 2008 and 2007, respectively, and our Canadian operations accounted for about 9% and 10% of our total managed receivables at year-end 2008 and 2007, respectively. Managed receivables include on-balance sheet receivables, excluding unearned interest supplements related to finance receivables, and securitized off-balance sheet receivables that we continue to service.

In the United States and Canada, under the Ford Credit brand name, we provide financing services to and through dealers of Ford, Lincoln and Mercury brand vehicles and non-Ford vehicles also sold by these dealers and their affiliates. We provide similar financial services under the Volvo brand name to and through Volvo dealers.

International Segment

Our International segment includes operations in three main regions: Europe, Asia-Pacific and Latin America. Our Europe region is our largest international operation, accounting for about 22% of our total managed receivables at year-end 2008 and 2007. Within the International segment, our Europe region accounted for 85% and 79% of our managed receivables at year-end 2008 and 2007, respectively. Most of our European operations are managed through a United Kingdom-based subsidiary, FCE Bank plc, referred to hereafter as FCE. FCE operates in the United Kingdom and operates branches in 11 other European countries. In addition, FCE has operating subsidiaries in the United Kingdom, Hungary, Poland and the Czech Republic that provide a variety of wholesale, leasing and retail vehicle financing. In our largest European markets, Germany and the United Kingdom, FCE offers most of our products and services under the Ford Credit/Bank, Land Rover Financial Services, Jaguar Financial Services, and Mazda Credit/Bank brands. In the U.K., FCE also offers products and services under the Volvo Car Finance brand, while in Germany this is provided through a different Ford subsidiary. FCE generates most of our European revenue and contract volume from Ford Credit/

Bank brand products and services. FCE, through our Worldwide Trade Financing division, provides financing to distributors/importers in countries where typically there is no established local Ford presence. The Worldwide Trade Financing division currently provides financing in over 70 countries. In addition, other private label operations and alternate business arrangements exist in some European markets.

In the Asia-Pacific region, we operate in Australia, Taiwan, Thailand, and China. In the Latin America region, we operate in Mexico, Brazil, Chile and Argentina. We have joint ventures with local financial institutions and other third parties in various locations around the world.

The mailing address of Ford Credit’s executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the three months ended March 31, 2009 and for the years 2006-2008 for Ford Credit are included as an exhibit to Ford Credit’s 2009 10-Q Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the three months ended March 31, 2009 and for the years 2004-2008 for Ford are included as an exhibit to Ford’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and are incorporated in this prospectus by reference.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt.

Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. Under this registration process, we may sell any combination of the following securities in one or more offerings:

•	unsecured debt securities (“debt securities”), which may be either senior (the “senior securities”) or subordinated (the “subordinated securities”); or

•	warrants to purchase debt securities (“debt warrants”).

The terms of the securities will be determined at the time of offering.

We will refer to the debt securities and debt warrants, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the “offered securities.” The offered securities, together with any debt securities, issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the “securities.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Act”), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT OR TERM SHEET

This prospectus provides you with a general description of the debt securities and warrants to purchase debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet which may be in the form attached hereto as Exhibit A that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described above under the heading “Where You Can Find More Information.”

The prospectus supplement or term sheet to be provided with this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

DESCRIPTION OF DEBT SECURITIES

We will issue debt securities in one or more series under an Indenture, dated as of February 1, 1985, as supplemented, between us and The Bank of New York Mellon, as successor to Manufacturers Hanover Trust Company, as Trustee (the “Trustee”). The Indenture may be supplemented further from time to time.

The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under “Limitation on Liens” and “Merger and Consolidation.” Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

The specific terms of each series of debt securities will be described in the particular prospectus supplement or term sheet relating to that series. The prospectus supplement or term sheet may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement or term sheet relating to that particular series.

General

The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

The prospectus supplement or term sheet that will accompany this prospectus will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities, including into or for any securities of a third party;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit’s other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination” below.

Unless the prospectus supplement or term sheet states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

Payment of the purchase price of the debt securities must be made in immediately available funds.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

“London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Principal Financial
Currency	Center

U.S. dollars Australian dollars Canadian dollars New Zealand dollars South African rand Swiss francs	The City of New York Sydney Toronto Auckland Johannesburg Zurich

In the event that the LIBOR Currency is the euro, the Principal Financial Center will be London.

Unless otherwise specified in the applicable prospectus supplement or term sheet, the authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement or term sheet.

The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Interest

Interest-bearing debt securities will bear interest from their respective dates of issue at a fixed rate (“Fixed Rate Notes”) or a floating rate (“Floating Rate Notes,” and Fixed Rate Notes and Floating Rate Notes are collectively referred to hereafter as “Notes.”). The applicable prospectus supplement will specify the interest rate applicable to each interest-bearing Note and the frequency with which interest is payable. Unless otherwise specified in the prospectus supplement or term sheet relating to interest-bearing Notes, the following applicable terms will apply.

Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.

The “Interest Payment Dates” for interest-bearing Notes with the stated payment frequencies will be as follows:

Interest Payment Frequency	Interest Payment Dates

Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.

Each interest payment on a Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be (each such time period an “Interest Period”).

Fixed Rate Notes

Each Fixed Rate Note will bear interest at a fixed interest rate per annum. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the Maturity Date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or on such Interest Payment Date.

Floating Rate Notes

Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:

•	the Commercial Paper Rate;

•	LIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate; or

•	another interest rate basis or formula.

The prospectus supplement or term sheet also will indicate any Spread which will be added to or subtracted from(or which will be applied as a multiplier) the interest rate formula to determine the interest rate. A Floating Rate Note may have either of the following: a ceiling on the rate at which interest may accrue during any Interest Period (a “Maximum Interest Rate”), and a floor on the rate at which interest may accrue during any Interest Period. In addition to any Maximum Interest Rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless a different party is identified in the prospectus supplement or term sheet, The Bank of New York Mellon will be the calculation agent. In most cases, a Floating Rate Note will have a specified “Interest Reset Date,” “Interest Determination Date” and “Calculation Date” associated with it. An Interest Reset Date is the date on which the interest rate on a Floating Rate Note changes. An Interest Determination Date is the date as of which the new interest rate is determined, based on the applicable interest rate basis or formula. The Calculation Date is the date by which the calculation agent will determine the new interest rate for a particular Interest Reset Date.

Change of Interest Rate. Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis specified in the applicable prospectus supplement or term sheet.

The related prospectus supplement or term sheet will describe the initial interest rate and/or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate is Determined. The Interest Determination Date for Floating Rate Notes will be specified in the applicable prospectus supplement or term sheet.

  Index Maturity

The prospectus supplement or term sheet for each Floating Rate Note will typically specify an “Index Maturity” for such Notes, which is the period to maturity of the instrument or obligation on which the floating interest rate formula is based (e.g., “Three Month LIBOR”).

Calculation Date. The “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide, or cause the calculation agent to provide, the interest rate then in effect for such Floating Rate Note and, if available, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note.

Payment of Interest. Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates and on the day of maturity, redemption or repurchase.

Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be.

Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. The Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the next Business Day, except that in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

Calculation of Interest. The interest rate basis for different types of Floating Rate Notes will be determined as follows.

Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading “Commercial Paper — Nonfinancial”.

The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper — Nonfinancial.”

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized securities rating organization. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × 360
Money Market Yield =		× 100

360 – (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.

LIBOR Notes. The “LIBOR” for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

The following procedure will be followed if LIBOR cannot be determined as described above:

•	The calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by the calculation agent for loans in the designated LIBOR Currency to leading

European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

EURIBOR Notes. The “EURIBOR” for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

The following procedure will be followed if EURIBOR cannot be determined as described above:

•	EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes. The “Federal Funds Rate” will be calculated by reference to either the “Federal Funds (Effective) Rate”, the “Federal Funds Open Rate” or the “Federal Funds Target Rate”, as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a “Federal Funds Rate Interest Determination Date”), in accordance with the following provisions:

•	If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).”

•	The following procedure will be followed if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•	If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

•	The following procedure will be followed if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•	If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”).

•	The following procedure will be followed if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in

New York City selected by the calculation agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as “US Prime 1” as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

•	If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

“Reuters Screen US PRIME 1” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity described in the related prospectus supplement or term sheet under the caption “INVESTMENT RATE” on the display on Reuters on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date.

The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

•	If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.”

•	If the rate is not published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

•	If the results of the most recent auction of Treasury bills having the Index Maturity described in the prospectus supplement or term sheet are not yet published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the

Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) prior to 3:00 p.m. New York City time under the caption “U.S. Government securities/Treasury bills/Secondary market” or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government securities/Treasury bills/Secondary market.”

•	If such rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related prospectus supplement or terms sheet. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × N
Bond Equivalent Yield =		× 100

360 – (D × M)

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Period.

CMT Rate Notes.  The “CMT Rate” for any Interest Determination Date is:

•	If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such CMT Rate Interest Determination Date.

•	If such rate does not appear on Reuters Page FRBCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet and for such CMT Rate Interest Determination Date as set forth in H.15(519) under the caption “Treasury constant maturities.”

•	If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate Interest Determination Date shall be the rate for the period of the Index Maturity specified in the applicable pricing supplement or term sheet as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519).

•	If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for such CMT Rate Interest

Determination Date, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three leading primary United States government securities dealers in New York City (which may include the agents or their affiliates) (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Interest Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

•	If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•	If such rate does not appear on Reuters Page FEDCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the week or month, as applicable, preceding such CMT Rate Interest Determination Date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.”

•	If such rate does not appear in H.15(519), the CMT Rate on such CMT Rate Interest Determination Date shall be the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•	If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the applicable week or month, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity of no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

Eleventh District Cost of Funds Rate Notes.  The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Reuters Page COFI/ARMS (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District.”

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•	If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•	If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

Indexed Notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

We may issue Renewable Notes (“Renewable Notes”) which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the maturity date cannot be renewed.

If a Renewable Note is represented by a global security, The Depository Trust Company (“DTC”) or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

We may issue Notes whose stated maturity date may be extended at our option (an “Extendible Note”) for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.

We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then-effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then-effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

(1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2) a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority (“FINRA”) (formerly the National Association of Securities Dealers, Inc.) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Limitation on Liens

If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see “Limitation on Liens” above) without equally and ratably securing the debt securities. (Section 8.03).

Events of Default and Notice Thereof

The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Modification of the Indenture

With certain exceptions, Ford Credit’s rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities

Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with DTC, which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement or term sheet relating to such warrants.

General

We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

We may sell securities directly to investors. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In compliance with guidelines of the FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL OPINIONS

Corey M. MacGillivray, who is Ford Credit’s Assistant Secretary, has given an opinion about the legality of the securities. Mr. MacGillivray owns shares of Ford common stock and options to purchase shares of Ford common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2008 10-K Report have been so incorporated in reliance on the report thereon included therein of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

With respect to the unaudited financial information of Ford Credit for the three-month periods ended March 31, 2009 and 2008, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 8, 2009 incorporated by reference herein, states they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Section 7 and 11 of the Act.

Date:

Term Sheet

To Prospectus dated

Original Issue Date:
Maturity Date:
Principal Amount:
Interest Rate:
Fixed ☐
Floating ☐
Interest Rate Basis:
Index Maturity:
Spread:
Initial Interest Determination Date:
Interest Determination Dates:
Interest Reset Dates:
Day Count Convention:
Interest Payments Dates:
Record Dates if different:
Redemption Provisions:
Treasury Makewhole Spread:
Redemption Dates:
Payment of Additional Amounts: ☐
Tax Redemption: ☐
Plan of Distribution: